Free Writing Prospectus
Filed Pursuant to Rule 433
File No.: 333-177891-07

SYSTEM	DEALNAME	PASSWORD
BBG SSAP	WFRBS 2014-C19	WFRBS14C19
TREPP	WFRBS 2014-C19	WFRBS14C19
Intex	WFR14C19	8ghukee7ujq1uke2

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

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This communication has been prepared by RBS plc, RBS N.V. or affiliate. It may constitute an invitation to consider a derivatives transaction. It is not within the requirements to promote the independence of research or an offering document and is not an offer, recommendation, nor confirmation of terms. Certain transactions mentioned may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives. Prices are based on current information and are subject to change. RBS makes no representation or warranties to accuracy or completeness. http://www.rbsm.com/psp/public/pagebuilder.aspx?page=co0150